--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A- 6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            RUBBERMAID INCORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            RUBBERMAID INCORPORATION
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  (1) Title of each class of securities to which transaction applies:
  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  (4) Proposed maximum aggregate value of transaction:
  (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  (1) Amount Previously Paid:
  (2) Form, Schedule or Registration Statement No.:
  (3) Filing Party:
  (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [Rubbermaid Logo]

                            RUBBERMAID INCORPORATED
                                1147 AKRON ROAD
                              WOOSTER, OHIO 44691

---------   DEAR SHAREHOLDER:

          You are cordially invited to attend the Annual Meeting of Shareholders to be held at Fisher Auditorium, Ohio Agricultural Research and Development Center, Wooster, Ohio at 9:00 a.m., on April 23, 1996.

          The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the enclosed proxy card and to sign and return it in the envelope provided. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

          Admission to the meeting will be by admission card only. If you plan to attend please mark the appropriate box on the enclosed proxy card so that we can mail an admission card to you in advance of the meeting. If you are a stockholder whose shares are not registered in your own name please write the Corporate Secretary, 1147 Akron Road, Wooster, Ohio 44691 to request an admission card furnishing proof of shareholder status, such as a bank or brokerage firm account number.

          We look forward to seeing you at the meeting.

                                        Sincerely yours,

                                        /s/ Wolfgang R. Schmitt

                                        WOLFGANG R. SCHMITT
                                        Chairman of the Board
                                        and Chief Executive Officer

                              [Rubbermaid Logo]

                            RUBBERMAID INCORPORATED
                                1147 AKRON ROAD
                              WOOSTER, OHIO 44691

---------   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS -- APRIL 23, 1996

          The Annual Meeting of the Shareholders of Rubbermaid Incorporated will be held at the Fisher Auditorium, Ohio Agricultural Research and Development Center, Wooster, Ohio, at 9:00 a.m., April 23, 1996, for the following purposes:

                  1. To elect Directors.

                  2. To transact such other business as may properly come before the meeting and any adjournments thereof.

          Shareholders of record at the close of business on February 23, 1996, will be entitled to vote at the Annual Meeting and any adjournments thereof.

          By order of the Board of Directors.

                                                    JAMES A. MORGAN
                                                       Secretary

        Wooster, Ohio
        March 8, 1996
        Approximate date of mailing to shareholders

                              [Rubbermaid Logo]

                            RUBBERMAID INCORPORATED

                                PROXY STATEMENT

                                                                   March 8, 1996

---------   SOLICITATION AND REVOCATION OF PROXIES

          The accompanying Proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on April 23, 1996. A Proxy may be revoked by the maker by notice to the Company in writing or in open meeting without affecting any vote previously taken. A Proxy is not revoked by the death or incompetency of the maker unless, before the authority granted thereunder is exercised, written notice of such death or incompetency is received by the Company from the executor or administrator of the estate or from a fiduciary having control of the shares represented by such Proxy.

          The expense of solicitation of proxies will be borne by the Company. Solicitation will be made only by mail, except that, if necessary, regular employees of the Company without additional compensation therefor may make solicitation by telephone or telecopy. The Company has also engaged a professional proxy solicitation firm to aid in the solicitation of proxies, for whose services the Company will pay a fee of not more than $10,000.

          The matters to be considered and acted upon at the Annual Meeting are referred to in the preceding Notice. If the enclosed Proxy is properly executed and returned to the Company, all shares represented thereby will be voted as indicated thereon.

---------   ANNUAL REPORT

          The Annual Report of the Company for the year ended December 31, 1995, is being mailed to shareholders with this Proxy Statement.

---------   VOTING SECURITIES

          As of February 23, 1996, there were outstanding 153,502,232 Common Shares of the Company, which is the only class of stock outstanding and entitled to vote at the Annual Meeting or any adjournment thereof. The holders of such shares will be entitled to cast one vote for each share held of record as of the record date. A quorum for the transaction of business at the Annual Meeting requires representation, in person or by proxy, of a majority of the issued and outstanding shares. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against certain proposals or a director nominee, as each abstention or broker non-vote would be one less vote in favor of such a proposal or for a director nominee.

          If notice in writing shall be given by any shareholder to the President, a Vice President, or the Secretary, not less than 48 hours before the time fixed for the holding of the meeting, that such shareholder desires that the voting for Directors be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the President or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as the shareholder possesses at such election and to give one candidate as many votes as the number of Directors to be elected multiplied by the number of such votes equals, or to distribute the votes on the same principle among two or more candidates, as the shareholder sees fit. The accompanying proxy solicits the discretionary authority for the Proxy Committee to cumulate votes should cumulative voting be effective for this meeting.

---------   ELECTION OF DIRECTORS

          The Board is divided into three classes of Directors. At each Annual Meeting of Shareholders, members of one of the classes, on a rotating basis, are elected for a three-year term.

          The terms of four incumbent Directors, Messrs. Gault, Gerrity, Schloemer and Sullivan expire at the forthcoming Annual Meeting of Shareholders. Pursuant to Board retirement policy, Mr. Gault will retire from the Board at that time and will not, therefore, stand for re-election. Mr. Gault has been a Director since 1978, was Chairman and Chief Executive Officer from 1980 until 1991, has served the Company with distinction and dedication and the Board wishes to express its appreciation to him for his leadership and guidance over the years. In recognition of his service, the Board has named Mr. Gault Director Emeritus effective with his retirement.

          Messrs. Gerrity, Schloemer and Sullivan are nominees for election to the class of Directors whose terms expire in 1999. This will leave a vacancy in that class; however, the Board has no immediate plans to fill the vacancy and has previously, pursuant to the Company's Code of Regulations, provided that the size of the Board of Directors be set at 11 effective with Mr. Gault's retirement from the Board. Pursuant to the Code of Regulations, the Company has the authority to determine the number of Directors within a range of 10 to 14.

          It is intended that proxies for the Board of Directors containing no designation to the contrary will be voted for the election of Messrs. Gerrity, Schloemer and Sullivan to the class of Directors whose terms will expire in 1999. Pursuant to the Company's Code of Regulations, the nominees receiving the greatest number of votes at the Annual meeting will be elected.

          If for any reason any nominee is not available when the election occurs, the Proxy Committee will vote in accordance with its best judgment. The Board of Directors has no reason to believe that any nominee will not be available.

---------   INFORMATION AS TO BOARD OF DIRECTORS AND NOMINEES

--------------------------------------------------------------------------------


                TOM H. BARRETT            Age: 65
                Director Since 1984       Expiration of Present Term: 1998

                Partner, American Industrial Partners. Former Chairman
                and Chief Executive Officer, The Goodyear Tire & Rubber
                Company, Akron, OH (1989-1991), manufacturer of tires, chemicals, plastic film and other rubber products.
[PHOTO]         Previously from 1988, President and Chief Executive
                Officer. Prior thereto and from 1982 President and
                Chief Operating Officer. Also Director of Air Products
                and Chemicals Inc., Easco Corporation, Fieldcrest
                Cannon Inc., Mutual Life Insurance Company of New York
                and A. O. Smith Corporation.
--------------------------------------------------------------------------------

                CHARLES A. CARROLL        Age: 46
                Director Since 1993       Expiration of Present Term: 1998

                President and Chief Operating Officer of the Company
                since September 1993. From 1990 until May 1994 he
[PHOTO]         served as President of the Home Products Division.
                Prior thereto and from 1988, he was President of
                Rubbermaid Specialty Products. He has been employed by
                the Company in various sales and management capacities
                since 1971.
--------------------------------------------------------------------------------

                ROBERT O. EBERT           Age: 68
                Director Since 1976       Expiration of Present Term: 1998
[PHOTO]
                Investor.



--------------------------------------------------------------------------------

                ROBERT M. GERRITY         Age: 58
                Director Since 1993       Expiration of Proposed Term: 1999

                Corporate Director. Also, Senior Advisor, Investment
                Banking to Everen Securities Inc., Chicago, IL. Former
                Vice Chairman (1991-1993) of New Holland, n.v., London,
[PHOTO]         England, a worldwide manufacturer of agricultural and
                industrial equipment which was formed by Fiat Geotech
                and Ford New Holland Inc., of which Mr. Gerrity was
                President and Chief Executive Officer from 1982. He had
                been associated with Ford Motor Company since 1965
                spending much of his career in international operations
                in Latin America and Europe. Also a Director of
                Harnischfeger Industries Inc. and Libralter Plastics
                Inc.
--------------------------------------------------------------------------------

                KAREN N. HORN             Age: 52
                Director Since 1987       Expiration of Present Term: 1997

                Chairman, Bank One, Cleveland, N.A., Cleveland, OH,
                since 1987 and Chief Executive Officer from 1987 to
[PHOTO]         1995. Prior thereto and from 1982, President, Federal
                Reserve Bank of Cleveland. Also a director of British
                Petroleum Company P.L.C., Eli Lilly and Company and TRW
                Inc.
--------------------------------------------------------------------------------
                WILLIAM D. MAROHN         Age: 55
                Director Since 1993       Expiration of Present Term: 1997

                President and Chief Operating Officer (since October
                1992), Whirlpool Corporation, a manufacturer and
                marketer of major home appliances. Previously from
                January 1992, President and Chief Executive Officer,
[PHOTO]         Whirlpool Europe, B.V. Prior thereto, Executive Vice
                President, North American Appliance Group from 1989 and previously President Kenmore Appliance Group from 1988.
                He has been associated with Whirlpool since 1964. Also
                a director of Whirlpool Corporation.
--------------------------------------------------------------------------------
                STEVEN A. MINTER          Age: 57
                Director Since 1990       Expiration of Present Term: 1998

                Executive Director and President, The Cleveland
[PHOTO] Foundation since 1984. Also a director of Consolidated Natural Gas Company, The Goodyear Tire & Rubber Company and KeyCorp.




--------------------------------------------------------------------------------
                JAN NICHOLSON             Age: 50
                Director Since 1992       Expiration of Present Term: 1997

                Since May 1994, Managing Director, Capital Markets
                Assurance Corporation. Previously Vice President,
[PHOTO]         Citibank from 1981 and from 1991 to 1994, head of the
                Northeast Department of Citicorp Real Estate.
                Previously from 1988, Managing Director of Capital
                Markets Assurance Corporation, a surety company founded
                by Citicorp. Also a director of Ball Corporation.
--------------------------------------------------------------------------------
                PAUL G. SCHLOEMER         Age: 67
                Director Since 1989       Expiration of Proposed Term: 1999

                Retired, former President and Chief Executive Officer of Parker Hannifin Corporation, Cleveland, Ohio
[PHOTO] (1984-1993), a manufacturer of motion control systems and components for the industrial aviation, space and marine markets. Also director of Parker Hannifin Corporation, AMP Inc. and Esterline Technologies.

                WOLFGANG R. SCHMITT       Age: 52
                Director Since 1987       Expiration of Present Term: 1997

                Chairman (since September 1993) and Chief Executive
                Officer (since November 1992) of the Company;
                previously from November 1992, Co-Chairman. From May
                1991, President and Chief Operating Officer, Executive
[PHOTO]         Vice President (1987-1991) and President of the Home
                Products Division (1984-1990). Employed by the Company
                in various marketing and research and development
                assignments since 1966. Also director of Kimberly Clark Corporation and Parker Hannifin Corporation.
--------------------------------------------------------------------------------
                GORDON R. SULLIVAN        Age: 58
                Director Since 1995       Expiration of Proposed Term: 1999

                Corporate Vice President (since September 1995),
                Coleman Research Corporation, Washington, D.C., a
                systems engineering company and a subsidiary of Thermo
                Electron Corporation. From 1991 until 1995, Chief of
[PHOTO]         Staff of the United States Army and prior thereto, Vice
                Chief of Staff and Deputy Chief of Staff for Operations
                and Plans. During his Army career, he served in a
                variety of command and staff positions with extensive
                overseas tours in Europe, Vietnam and Korea. Also a
                director of Shell Oil Company and General Dynamics
                Corporation.
--------------------------------------------------------------------------------

---------   ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

        BOARD COMMITTEES

          The Audit and Environmental Committee currently composed of Ms. Nicholson (Chair) and Messrs. Gerrity, Marohn, Schloemer and Sullivan held two meetings during 1995. This Committee reviews with the independent auditors the scope and results of audits, their other activities for the Company as well as their fees and selection; reviews the activities of the internal audit staff; the adequacy of internal accounting and control procedures of the Company; environmental issues; and the administration of the retirement funds of the Company.

          The Compensation and Management Development Committee comprised of all outside Directors and currently chaired by Mr. Marohn, held two meetings during 1995. The Committee reviews policies and programs for the development of management personnel; approves the election as well as the compensation of the officers and key employees of the Company, and executes the functions of the Committees specified in the Amended 1989 Restricted Stock Incentive and Option Plan, the Management Incentive Plan, the 1993 Deferred Compensation Plan and the Supplemental Executive Retirement Plan.

          The Nominating and Directors' Activity Committee currently comprised of Ms. Horn (Chair) and Messrs Barrett, Ebert and Minter held two meetings during 1995. The Committee reviews and recommends to the Board candidates for election to the Board of Directors, the types and functions of Board committees and assignment of Directors thereto, the structure of the Board and Directors' compensation. In carrying out its functions in regard to Board membership, the Committee will consider nominees recommended by shareholders upon written submission of pertinent data to the attention of the Corporate Secretary. Such data should include complete information as to the identity of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, particular field or fields of expertise, and reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a Director of the Company as well as what particular contribution to the success of the Company such person could be expected to make.

          In addition to the committee meetings set out above, the Board of Directors held eight meetings during 1995.

---------   REMUNERATION OF DIRECTORS

          The Board of Directors establishes the fees paid to Directors and Board Committee members for services in those capacities. The current schedule of Director fees is as follows:

              (1) For service as a member of the Board, $25,000 per annum, payable quarterly, plus $1,000 for attendance at each meeting of the Board;

              (2) For service as a Board Committee member, $1,000 for attendance at each Committee meeting held on a date other than a date on which the Board of Directors meets or $500 for attendance at any additional Committee meeting held on such date or a Committee meeting held on the same date on which the Board of Directors meets;

              (3) For service as Chairman of a Committee of the Board, a fee of
            $2,500 per annum, payable quarterly.

              (4) The Board has adopted a policy which requires that a minimum of 25% of the fees earned by a Director be deferred into the Rubbermaid Stock Account of the 1993 Deferred Compensation Plan. Pursuant to the Plan, Rubbermaid Common Shares credited to a Directors account are distributed following termination of service as a Director.

          These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Company for expenses incurred in connection with service in that capacity.

          The Company has a Charitable Award Plan for Directors pursuant to which it will contribute a total of $500,000 in a Director's name, after death, to not more than two educational institutions recommended by the Director. The contributions will be paid with the proceeds of insurance on the lives of Directors participating in the Plan. The insurance is purchased and owned by the Company which is also the beneficiary thereof. New Directors are required to serve three years to become eligible for this program. All current Directors except Messrs. Carroll, Gerrity, Marohn and Sullivan are participants in the Plan. The Company also provides non-management Directors with accidental death and dismemberment insurance of up to $250,000 for a covered loss.

---------   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following tabulation presents information derived from Schedules 13-G filed with the Securities and Exchange Commission by persons beneficially owning more than five percent of the Company's Common Shares outstanding as of December 31,1995.

                             NAME AND ADDRESS OF            AMOUNT AND NATURE OF      PERCENT
                              BENEFICIAL OWNER              BENEFICIAL OWNERSHIP      OF CLASS
                     -----------------------------------    --------------------     ----------
                     FMR Corp. and Affiliated Entities           12,403,435*             7.9
                       82 Devonshire St.                         (Indirect)
                       Boston, Massachusetts 02109

                     State Farm Mutual Automobile                10,652,200              6.8
                     Insurance Company and                         (Direct)
                     Affiliated Entities
                       One State Farm Plaza
                       Bloomington, Illinois 61710

        -----------------------

        *Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 12,403,435 Common Shares of Rubbermaid Incorporated (sole power to dispose or direct the disposition of 12,403,435 shares and sole power to vote or direct the vote of 555,236 shares) as a result of acting as investment adviser to various investment companies, none of which individually owns more than five percent of the total outstanding shares.


---------   OWNERSHIP BY MANAGEMENT OF COMMON SHARES

          The following table sets forth information as of January 31,1996, with respect to the beneficial ownership of the Company's Common Shares by Directors, nominees, and certain executive officers and as a group, all directors, nominees and executive officers:

                                                           AMOUNT        PERCENT
                                                        BENEFICIALLY       OF
                             NAME                          OWNED          CLASS
                             ----                       ------------     -------
          Directors
            Tom H. Barrett (a)(b)...................         22,190         *
            Robert O. Ebert (a)(b)..................      1,782,987        1.2
            Robert M. Gerrity (b)...................          4,763         *
            Karen N. Horn (b).......................          1,766         *
            William D. Marohn (b)...................          2,631         *
            Steven A. Minter (b)....................          5,647         *
            Jan Nicholson (b).......................      1,073,021        0.7
            Paul G. Schloemer (b)...................          6,416         *
            Gordon R. Sullivan (b)..................            116         *
          Executive Officers
            Wolfgang R. Schmitt (a)(c)..............        201,442         *
            Charles A. Carroll (a)(c)...............         73,889         *
            Joseph M. Ramos (c).....................         27,463         *
            Gary E. Kleinjan (c)....................         27,078         *
            Gary F. Mattison (a)(c).................         26,390         *
            All of the above and other Executive
               Officers as a Group..................      3,101,081        2.0

        -----------------------

             * Less than 1%
           (a) Does not include shares held by or in trust by members and immediate families of Messrs. Barrett (74), Ebert (2,000), Schmitt (22,962), Carroll (230) and Mattison (20,068) as to which beneficial ownership is disclaimed.
           (b) Includes shares held under trust agreements -- Ebert (sole investment power 3,150, shared investment power 245,720), Horn
               (313) and Schmitt (4,000) as to which beneficial ownership is disclaimed. Mr. Ebert and two of his children are trustees of the Horatio B. Ebert Charitable Foundation which holds 184,508 shares of which he has sole investment power but as to which beneficial ownership is disclaimed. Includes shares held by the Rubbermaid Incorporated 1993 Deferred Compensation Plan which has sole voting power--Barrett (15,484), Ebert (472), Gerrity
               (463), Horn (487), Marohn (1,430), Minter (4,386), Nicholson
               (506), Schloemer (5,215) and Sullivan (116).
           (c) Includes restricted shares issued pursuant to the Amended 1989 Restricted Stock Incentive and Option Plan as follows--Schmitt (107,157), Carroll (57,109), Ramos (20,797), Kleinjan (15,131)
               and Mattison (17,314).

---------   EXECUTIVE COMPENSATION-REPORT OF COMPENSATION COMMITTEE

          The Compensation and Management Development Committee of the Board of Directors is composed of all the Company's outside Directors.

        COMPENSATION PHILOSOPHY

          The Company's compensation programs for Executive Officers reflect a long standing and strongly held belief in the principle of performance oriented compensation. The design and operation of the Company's compensation programs are based upon:

                1. Rewards for sustainable shareholder wealth creation linked to the interests of shareholders;

                2. Linkage to the business strategies of the Company and its business units;

                3. Emphasis on variable rather than fixed compensation;

                4. Balance between long term and short term performance
                   compensation.

          The executive compensation programs of the Company are comprised of base salary, an annual cash incentive and annual grants of restricted stock and stock options.

          The Internal Revenue Code, as amended by the Omnibus Budget Reconciliation Act of 1933, limits the deductibility of "non-performance based" compensation to a person shown in the Summary Compensation Table to $1 million. To qualify as "performance based" compensation, payments must be made from a plan that meets several criteria including achievement of objective performance goals, the material terms of which must be approved by the shareholders and a Board committee must certify that the performance goals were achieved before any payments are made from the plan. In 1994, the shareholders of the Company approved the Company's then existing annual cash incentive plans and amended and approved the Amended 1989 Restricted Stock Incentive and Option Plan which provides for "performance based" restricted stock awards and other forms of stock awards, including stock options. The Committee has been advised by counsel that payments from these plans, as currently structured and administered and described in this report, should not be counted against the $1 million deductibility limitation, thus ensuring complete tax deductibility of the Company's executive compensation program.

        COMPENSATION ELEMENTS

          BASE SALARY

          Salary ranges are assigned to each Executive Officer position based on a comparison of Rubbermaid positions with comparable positions in companies of similar size in the durable and nondurable goods category of national executive compensation surveys. Salary range midpoints are established at the average of the marketplace. At the Executive Officer level, base salaries are low when compared with companies of similar size and financial performance. Actual salaries within the appropriate range depend upon individual performance, experience and internal equity and are reviewed and may be adjusted annually by the Committee.

          The Compensation Committee made no adjustment to the base salary of the Chairman and Chief Executive Officer, Mr. Schmitt, during 1995. The previous adjustment to Mr. Schmitt's compensation was made in November 1994 at which time his salary review date was changed from November to February, beginning in 1996.

          ANNUAL INCENTIVE COMPENSATION

          The Company's annual incentive compensation plan was approved by shareholders at the 1994 Annual Meeting. Awards under the plan are payable only if the Company's return on net assets exceeds 4% after which a bonus pool is funded in an amount not to exceed 5% of the Company's earnings before tax. It is the opinion of the Committee that such an arrangement is in the best long term interests of shareholders because participants are rewarded only after shareholders have received a return on their investment. The Company's 1995 performance, before consideration of a realignment charge, was in excess of the 4% return on net asset threshold but well below prior years, primarily resulting from a weak retail environment and rapid and sharp increases in raw material costs, particularly plastic resins and packaging, which the Company was unable to fully recover through improved productivity and increased prices for its products. In view of this performance, payout from the bonus fund generated by the Plan formula was substantially below the previous year.

          The size of individual participant awards varies based upon weighting factors which account for salary range, position responsibility, and individual and business unit performance (mainly earnings and return on net assets).

          The maximum amount of annual incentive cash compensation available for any Executive Officer in any year is limited to 60% of the executive's targeted payout. Any amount of such compensation in excess of the aforementioned 60% is required to be taken in the form of a three-year performance based restricted stock grant. If the performance objectives for the three-year restricted stock grant are not met, the Executive Officer risks forfeiture of some or all of the shares. This additional conversion of current cash compensation to restricted stock aligns executive compensation with shareholders interests; i.e., the ultimate value earned by an executive is a function of Company financial performance, changes in share price and dividend payments over the term of the grant. For 1995, the Committee reduced the cash compensation component from the aforementioned 60% to 50% for its Executive Officers. For Mr. Schmitt, the reduction was from 60% to 40%. If the Company's performance over the next two years does not substantially exceed 1995 performance, forfeiture of a significant portion of the stock award will occur.

          To assure objectivity in the evaluation of Company and individual business unit performance, the Chief Executive Officer does not participate in the plan. It has, however, been the practice of the Compensation Committee to determine Mr. Schmitt's annual bonus in a manner similar to that provided in the plan, including the provision which limits the amount of cash compensation payable to him in any single year. This practice was approved by the shareholders at the 1994 Annual Meeting when they adopted the Chief Executive Officer Incentive Plan which creates a payment fund determined using the same formula contained in the plan for the other Executive Officers, but it may not exceed 1% of earnings before income taxes, with the exact amount of the payment to the Chief Executive Officer from the fund being determined by the Committee. Mr. Schmitt was paid approximately 37% of the amount generated by the plan formula for 1995 in the form of cash or a three-year performance based restricted stock grant. As a result of the Company's 1995 performance, Mr. Schmitt's cash bonus compensation was reduced by 45% from the previous year.

        LONG TERM INCENTIVE COMPENSATION

          Since 1979, long-term incentive compensation has been comprised of the Restricted Stock Plan which is tied to the financial performance of the Company. The Committee annually reviews the performance plans of each business and the performance expectations of the Company overall. The performance history and expected performance contributions of each business unit and the Company provide the appropriate foundation for the establishment of long-term compensation performance objectives.

          At the 1994 Annual Meeting, shareholders approved the formula utilized to determine lapse of restrictions on restricted stock awards and amended the Plan to provide for grants of stock options. The intent of both plans is to reward executive performance and to build an executive's equity interest in the Company. The Committee has also established share ownership guidelines for executives which outline the minimum value of Rubbermaid stock (a multiple of base salary) each Executive Officer is expected to hold (Chief Executive Officer -- 5 times; Chief Operating Officer --

        3 times; other Executive Officers -- 2 times). These holding requirements are exclusive of shares in existing restricted stock awards and unvested or vested but unexercised stock options.

          RESTRICTED STOCK AWARDS

          On an annual basis, three and five-year restricted stock grants are made to Company Executive Officers. The number of restricted shares ultimately received from awards under the plan depends entirely on the extent to which after-tax average returns on net assets measured over periods ranging from three to five years are achieved. Individual awards are determined by a formula utilizing a percentage of base salary arrived at by application of a weighting factor. The amount thus determined is divided by a 30-day average Rubbermaid stock price to arrive at the number of shares to be awarded. All shares are forfeited if the Company's return on net assets does not average 6% over the performance period. This goal has been exceeded for restricted stock award cycles ending during the years covered by the Summary Compensation Table. Between 6% and the 12.5% target return on net assets, a pro rata formula determines the number of shares to be received, with all shares being received if the target is achieved. In the event the 12.5% target return on net assets is exceeded, supplemental cash awards, not to exceed 83% of the value of the shares originally awarded, are paid. The amount of these cash awards is determined by formula which measures the extent to which the target return on net assets is exceeded.

          For 1995, the Company's return on net assets was 10.2%, before consideration of the realignment charge, which was below the targeted 12.5%. This will result in less than the full benefit being received on award cycles maturing in 1995. Unless future returns are significantly increased, the same will be true for award cycles ending after 1995 which include 1995 results as part of the measurement period.

          STOCK OPTIONS

          At the 1994 Annual Meeting, shareholders approved amendment of the Restricted Stock Plan to provide for grants of stock options. The granting of options provides an element of compensation that also aligns the interests of Executive Officers with other shareholders. The Committee adopted a stock option award program which provided for the granting of ten-year options which vested 25% in years four through seven following the date of grant. To make the vesting schedule more marketplace competitive it has been amended to provide for 25% vesting after year two with 15% vesting each year thereafter through year seven. This vesting schedule means that Executive Officers cannot fully benefit from the grant of stock options until seven years have elapsed from the date of grant and the price of the Company's stock has increased above the original grant price. The Committee believes it is beneficial to have a performance horizon longer than the five years in the current Restricted Stock Plan award program.

          In order to achieve the appropriate balance among compensation elements, the Company reduced the number of shares in five year restricted stock awards made to executives who also receive stock options. The exercise price of stock options is the market value of Rubbermaid stock on the date of grant.

        CHIEF EXECUTIVE OFFICER'S COMPENSATION

          The compensation program for Mr. Schmitt including salary, annual performance incentive, restricted stock and stock options was determined using the criteria set forth above. The specifics of Mr. Schmitt's compensation package, like that of other Executive Officers, is determined, in the case of salary, by reference to national marketplace data on similar positions. With regard to annual and longer term incentive performance payments, the size of such payments or awards to Mr. Schmitt are determined by reference to the aforementioned plans which determine payments to the other Executive Officers which payment or awards are adjusted upward to account for his responsibilities and ultimate accountability for Company performance. As with the other Executive Officers, heavy emphasis is placed on incentive compensation with over 65% of his 1995 compensation being incentive based which is a lower percentage than the prior year because of the significant reduction in Mr. Schmitt's cash bonus for 1995. Given the Company's 1995 performance, the cash portion of Mr. Schmitt's compensation package was reduced substantially from the prior year which results in heavier weighting being given to longer term stock incentive programs whose ultimate value depends upon the price performance of the Company's stock. While 1995 was a difficult year, the Committee is of the opinion that the compensation program for the Chief Executive Officer is appropriate given the fact that the challenges facing the Company are being addressed in a direct and timely manner.

         THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

                             William D. Marohn (Chair)           Karen N. Horn
                             Tom H. Barrett                      Steven A. Minter
                             Robert O. Ebert                     Jan Nicholson
                             Stanley C. Gault                    Paul G. Schloemer
                             Robert M. Gerrity                   Gordon R. Sullivan

---------   SUMMARY COMPENSATION TABLE

          The following table sets forth the compensation received for the three years ended December 31, 1995 by the persons who were at December 31, 1995 the Company's Chief Executive Officer and the four other most highly paid Executive Officers.

                                                                                          LONG TERM
                                                 ANNUAL COMPENSATION                 COMPENSATION AWARDS
                                        -------------------------------------     -------------------------
                                                                    OTHER         RESTRICTED     SECURITIES
                                                                   ANNUAL           STOCK        UNDERLYING       ALL OTHER
         NAME AND                        SALARY      BONUS      COMPENSATION*      AWARDS**       OPTIONS      COMPENSATION***
    PRINCIPAL POSITION         YEAR       ($)         ($)            ($)             ($)            (#)              ($)
---------------------------    -----    --------    --------    -------------     ----------     ----------    ---------------
WOLFGANG R. SCHMITT             1995     427,440     365,461       431,580          863,156         33,000         241,986
Chairman of the Board           1994     395,060     656,123       351,775          844,608        196,000         300,783
and Chief Executive             1993     363,746     600,211       235,947          592,481                        282,325
Officer

CHARLES A. CARROLL              1995     286,203     233,542       100,741          486,984         16,500         150,781
President and Chief             1994     270,208     373,025        79,720          361,624         60,500         159,490
Operating Officer               1993     215,549     282,696        26,105          160,190                        121,597

JOSEPH M. RAMOS                 1995     178,073     197,661         8,455           79,650          4,000          61,370
President, Rubbermaid           1994     173,377     187,247                         87,082          4,200          56,730
Commercial Products Inc.        1993     167,200     170,544                         42,572                         53,102

GARY E. KLEINJAN                1995     155,961     173,117        50,056          108,816          4,400          57,954
President, The Little           1994     132,096     135,129        32,695           35,190          4,200          51,506
Tikes Company                   1993

GARY F. MATTISON                1995     148,525     169,319        28,824          110,588          5,310          94,762
President, Rubbermaid           1994     141,180     166,710        26,478           99,616          3,850          96,165
Specialty Products Inc.         1993     131,810     140,791        26,517           38,121                         95,935

             * Cash award for Company exceeding Restricted Stock Performance Target. The value of perquisites and other personal benefits is not included since the value of such compensation is below minimum required disclosure thresholds. For 1995 and 1994, the amount shown for Mr. Kleinjan include moving allowance/adjustments of $36,810 and
               $22,618, respectively.
            ** Shares ultimately received after a specific holding period depends upon achievement of
               Company financial objectives over such period. Dividends are paid on restricted stock at the same rate as unrestricted shares. Year end 1995 restricted stock holdings and the value thereof based on the year-end closing price of Rubbermaid stock is as follows:
               Schmitt -- 73,057 shares

               ($1,862,954); Carroll -- 36,157 shares ($922,004); Ramos -- 13,525 shares ($344,888);
               Kleinjan -- 7,721 shares ($196,886) and Mattison -- 11,161 shares ($284,606). Shares which will vest in under three years, assuming achievement of financial objectives, are as follows: Schmitt (16,770, 1996; 21,865, 1997); Carroll (6,096, 1996; 12,431, 1997);
               Ramos (1,013, 1996; 1,085, 1997); Kleinjan (1,928, 1997) and Mattison (1,255, 1996;
               2,043, 1997). Shares awarded to Mr. Ramos in 1992 included shares to replace long term incentives forfeited upon leaving a previous employer.
           *** The amounts disclosed in this column include:
               (a)  Company paid premiums for excess group term life insurance on behalf of Schmitt
                    (1995-$1,981, 1994-$1,302, 1993-$908); Carroll (1995-$774, 1994-$896, 1993-$635);
                    Ramos (1995-$1,133, 1994-$847, 1993-$569); Kleinjan (1995-$286, 1994-$603) and
                    Mattison (1995-$541, 1994-$412, 1993-$280).
               (b)  Contributions or accruals pursuant to defined contribution retirement plans on behalf of Schmitt, (1995-$180,902, 1994-$248,821, 1993-$216,780); Carroll,
                    (1995-$125,465, 1994-$144,794, 1993-$101,344); Ramos, (1995-$46,082, 1994-$53,771,
                    1993-$49,832); Kleinjan (1995-$47,386, 1994-$49,841) and Mattison (1995-$39,018,
                    1994-$49,823, 1993-$42,434). Vesting is on a graduated schedule commencing after three years of service with 100% vesting after seven years.
               (c)  Interest accrued on deferred compensation in excess of a "fair market rate"
                    established by S.E.C. rules (120% of applicable federal long-term rate, which for
                    1995 was 8.690%; 1994 - 8.743% and 1993 - 8.780%) on behalf of Schmitt
                    (1995-$47,158, 1994-$50,660, 1993-$64,637); Carroll (1995-$12,602, 1994-$13,800,
                    1993-$19,618); Ramos (1995-$2,215,1994-$2,112, 1993-$2,701); Kleinjan (1995-$1,031,
                    1994-$1,062) and Mattison (1995-$43,410, 1994-$45,930, 1993-$53,221).

---------   OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS                                   POTENTIAL REALIZABLE VALUE
                                      --------------------------------------------
                                                      % OF TOTAL                                       AT ASSUMED ANNUAL RATES OF
                                      NUMBER OF        OPTIONS                                          STOCK PRICE APPRECIATION
                                      SECURITIES      GRANTED TO                                            FOR OPTION TERM
                                      UNDERLYING      EMPLOYEES        EXERCISE OR                     --------------------------
                                       OPTIONS        IN FISCAL        BASE PRICE       EXPIRATION
                    NAME              GRANTED(#)         YEAR            ($/SH)            DATE          5%($)           10%($)
            ---------------------     ---------      ------------      -----------      ----------     ----------      ----------
            Mr. Schmitt..........       33,000           19.34%          28.125         1/11/2005      $  584,595      $1,474,595
            Mr. Carroll..........       16,500            9.67%          28.125         1/11/2005         292,297         737,797
            Mr. Ramos............        4,000            2.34%          28.125         1/11/2005          70,860         178,860
            Mr. Kleinjan.........        4,400            2.57%          28.125         1/11/2005          77,946         196,746
            Mr. Mattison.........        5,310            3.41%          28.125         1/11/2005          94,066         237,436

          All options are granted at the fair market price of Rubbermaid Common Shares on the grant date and expire ten years from the grant date. Options vest over a seven year period with one-fourth of the shares becoming exercisable on the second anniversary of the grant date with 15% vesting on each anniversary thereof with full vesting on the seventh anniversary of the grant date.

          The dollar amounts under the potential realizable value column are the result of calculations of assumed annual compound rates of appreciation over the ten-year life of the options in accordance with the proxy regulations of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's Common Shares. The actual value, if any, an executive may realize will depend on the excess of the market price of the shares over the exercise price on the date the option is exercised.

---------   OPTION EXERCISES AND VALUES

          This table presents information regarding options exercised for the Company's Common Shares during fiscal 1995 and the value of unexercised options held at December 31, 1995. There were no options exercised by the named executives and no SARs outstanding during fiscal 1995.

          AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND 1995 FISCAL YEAR-END OPTION VALUES

                                                                           NUMBER OF SECURITIES           VALUES OF UNEXERCISED
                                                                          UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                                             OPTIONS AT FY-END                  AT FY-END
                                      SHARES ACQUIRED       VALUE                   (#)                          ($)(2)
                                        ON EXERCISE        REALIZED      -------------------------      -------------------------
                                            (#)             ($)(1)       EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
                                      ---------------      --------      -------------------------      -------------------------
            Mr. Schmitt............          0                 0                 0/229,000                       0/     0
            Mr. Carroll............          0                 0                 0/ 77,000                       0/12,500
            Mr. Ramos..............          0                 0                 0/  8,200                       0/     0
            Mr. Kleinjan...........          0                 0                 0/  8,600                       0/     0
            Mr. Mattison...........          0                 0                 0/  9,160                       0/     0

        -----------------------

        (1) Value Realized is calculated as follows: [(Per Share Closing Sale Price on Date of Exercise)--(Per Share Exercise Price)] x Number of Shares for Which the Option was Exercised.

        (2) Value of Unexercised, In-the-Money Options at December 29, 1995 is calculated as follows: [(Per Share Closing Sale Price on 12/29/95) -- (Per Share Exercise Price)] x Number of Shares subject to Unexercised Options. The per share closing sale price on 12/29/95 was $25.50.

---------   DEFINED BENEFIT RETIREMENT PLANS

        SALARIED EMPLOYEES' RETIREMENT PLAN

          The following table shows the estimated annual retirement benefit payable to participants in the Rubbermaid Incorporated Salaried Employees' Retirement Plan at age 65 for 120 months, irrespective of how long the participant lives. Other actuarially equivalent value of forms of pension income may be requested. Only employees hired prior to October 1, 1972, are participants in this Plan.

                ESTIMATED ANNUAL BENEFITS - DEFINED BENEFIT PENSION PLAN

                                        YEARS OF SERVICE
            ANNUAL        ---------------------------------------------
          BASE SALARY        10          15          20          25
          -----------     --------    --------    --------    ---------
           $ 150,000       $15,000     $22,500     $30,000      $37,500
             200,000        20,000      30,000      40,000       50,000
             250,000        25,000      37,500      50,000       62,500
             300,000        30,000      45,000      60,000       75,000
             350,000        35,000      52,500      70,000       87,500
             400,000        40,000      60,000      80,000      100,000
             450,000        45,000      67,500      90,000      112,500

          Benefits are based on a formula which provides for payment of 1% of base salary for each year of service, to a maximum of 25 years. Messrs. Schmitt, Carroll and Mattison are participants in the Plan with 30, 25 and 28 years of credited years respectively, however, benefit accruals (salary increases and years of service) for them have been suspended since 1989 because of government regulations affecting "highly compensated employees". As a result, they will receive a significantly reduced benefit from the Plan.

        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

          The following table shows the benefit which would be received by a participant in the Rubbermaid Supplemental Executive Retirement Plan with at least five years of service and election of a single life annuity, which benefit is reduced by (1) any benefits provided under any other retirement plans (including defined contribution retirement plans) of the Company; (2) primary Social Security benefits; and (3) amounts payable from any prior employer retirement plans.

                                       ESTIMATED ANNUAL COMBINED BENEFIT
                                                   PAYABLE AT
                     FINAL AVERAGE     ----------------------------------
                     COMPENSATION*      AGE 55       AGE 60       AGE 65
                     -------------     --------     --------     --------
                      $   600,000      $297,000     $313,500     $330,000
                          800,000       396,000      418,000      440,000
                        1,000,000       495,000      522,500      550,000
                        1,200,000       594,000      627,000      660,000
                        1,400,000       693,000      731,500      770,000
                        1,600,000       792,000      836,000      880,000

        -----------------------

        * Salary, bonus and five-year restricted stock award value.

          Benefits under the Rubbermaid Incorporated Supplemental Executive Retirement Plan are payable for life, equal to 55% of the average of salary, bonus and five-year restricted stock award value earned during the highest five years of the final ten years of employment, less payments from other Company retirement plans, social security and prior employer plans.

          Covered compensation includes annual salary and bonus, including, with respect to the latter, any amount of bonus paid in the form of restricted stock awards with vesting schedules less than three years. Mr. Schmitt is a participant in the Plan with 30 years of credited service. Participants may retire, with reduced benefits, at age 60 or prior thereto beginning at age 55 with the approval of the Chief Executive Officer. In 1988, pursuant to a Plan amendment providing for the funding of benefits for vested participants, the Company adopted the practice of purchasing annuities on behalf of vested Plan participants which will provide the after-tax equivalent of the required benefit. Death benefits are provided to the surviving spouse of a participant age 55 or older with five years' service. This age requirement has been waived for Mr. Schmitt. Plan benefits are not vested in the event of termination of employment prior to qualification for normal, early, or disability retirement except in the event of change of control of the Company when special vesting occurs. With regard to Mr. Schmitt, provision has been made for voluntary retirement at any time after age 50 with benefits, 55% of covered compensation, reduced 2% for each year retirement is prior to age 60. In the event of involuntary termination of employment after age 50, but before age 60, benefits would commence at age 60 based upon 55% of covered compensation at the time of involuntary termination of employment.

---------   EXECUTIVE OFFICER CONTRACTS

          The Company's Executive Officers have employment agreements with the Company which become effective only in the event of a change of control of the Company as provided in the Company's Amended and Restated Articles of Incorporation, or in the event any person becomes the beneficial owner, directly or indirectly, of 20% or more of the outstanding shares of the Company. The agreements provide for continuing such executives in the employment of the Company for a period of five years following such a change of control or until attainment of normal retirement age, whichever first occurs. During such five year period, the executive will receive salary, bonus and benefits no less than those in effect at the time of a change of control. All such executives have the right to voluntarily terminate their employment within 18 months after a change of control and receive an amount equal to the value of two years' salary, bonus and benefits. All of the executives have the right to terminate employment following a change of control in the event their duties, salaries, benefits, etc., are subsequently reduced. In such event, their salary, bonus and an amount to cover benefits for the remainder of the five year period would be paid in a present value lump sum.

---------   RUBBERMAID STOCK PERFORMANCE

          Following is a graph which compares the five year cumulative return from investing $100 at the end of 1990 in Rubbermaid Common Shares, the S&P 500 index of companies and the S&P Industrials index of companies, with dividends assumed to be reinvested when received. The S&P Industrials index includes a broad range of manufacturers.



Z-TRAC - ZACKS TOTAL RETURN ANNUAL COMPARISON - PAGE 1
================================================================================================================================
PREPARED FOR ------------------------------>: RUBBERMAID INC

PREPARED ON  ------------------------------>: January 15, 1996

5 YEAR CUMULATIVE TOTAL RETURN SUMMARY
================================================================================================================================
                                        STARTING
                                         BASIS
DESCRIPTION                              1990            1991           1992            1993            1994            1995
------------------------------------- ----------       --------        --------        --------        --------        --------
RUBBERMAID INC (%)                                        84.28          -16.09           10.81          -15.91           -9.77
RUBBERMAID INC ($)                      $100.00         $184.28         $154.64         $171.36         $144.10         $130.02

S & P 500 (%)                                             30.47            7.62           10.08            1.32           37.20
S & P 500 ($)                           $100.00         $130.47         $140.41         $154.56         $156.60         $214.86

S & P Industrials (%)                                     30.76            5.70            9.03            3.82           34.59
S & P Industrials ($)                   $100.00         $130.76         $138.21         $150.69         $156.44         $210.55

NOTE: Data complete through last fiscal year.

NOTE: Corporate Performance Graph with peer group  uses peer group only performance (exclude your company).

NOTE: Peer group indices use beginning of period market capitalization weighting.


        Assumes $100 invested on December 31, 1990 and reinvestment of dividends.

---------   INDEPENDENT AUDITORS

          As recommended by the Audit Committee, the Board of Directors appointed KPMG Peat Marwick LLP as the independent auditors to audit the books and records of the Company for the year ending December 31, 1996. This firm has been the independent auditors of record continuously since 1934. It is expected that a representative of Peat Marwick will be in attendance at the Annual Meeting to respond to appropriate oral questions of shareholders and to make such statement as may be desired.

---------   1997 PROPOSALS OF SECURITY HOLDERS

          Pursuant to rules of the Securities and Exchange Commission, a shareholder may present a proposal to be voted on at the 1997 annual meeting of shareholders; and, provided such proposal meets all of the requirements of the rules and is received by the Company prior to November 8, 1996, it will be included in the proxy statement and form of proxy relating to such meeting.

---------   OTHER BUSINESS

          The Annual Meeting is called for the purposes set forth in the Notice. The Board of Directors does not know of any matter for action by the shareholders at the meeting other than the matters described in the Notice. However, the enclosed Proxy confers discretionary authority with respect to matters which are not known to the Board at the date of printing hereof and which may properly come before the meeting. It is the intention of the persons named in the Proxy to vote the Proxy in accordance with their best judgment on any such matter.

        By order of the Board of Directors.

                                                JAMES A. MORGAN
                                                   Secretary

                              [RUBBERMAID LOGO]

             OUR PURPOSE: TO DELIGHT OUR CUSTOMERS AND CONSUMERS.

Rubbermaid's purpose is to DELIGHT customers and consumers. Toward this goal, its businesses are engaged in the marketing of products in six core categories.

* HOME PRODUCTS - broad range of housewares and items for home organization

* JUVENILE PRODUCTS - Little Tikes-branded "toys that last", infant furnishings and play systems

* SEASONAL PRODUCTS - products for agriculture, automotive storage, gardening and outdoor recreation

* COMMERCIAL PRODUCTS - products for food service, sanitary maintenance and materials handling

* OFFICE PRODUCTS - home and office furniture and accessories

* HEALTH CARE PRODUCTS - ambulatory aids and furnishings for home health care, comfort and self reliance

                                 DETACH HERE                             RUB F

                            RUBBERMAID INCORPORATED
          BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING, APRIL 23, 1996
 P
 R      The undersigned, having received the Notice of Meeting and Proxy
 O Statement, hereby makes, constitutes, and appoints Robert O. Ebert, Karen X N. Horn and Steven A. Minter, and each of them (with full power of Y substitution respectively), true and lawful attorneys and proxies for the undersigned to attend the Annual Meeting to be held on April 23, 1996, at Wooster, Ohio, and any adjournments thereof.

        THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR DIRECTOR NOMINEES. IN THEIR DISCRETION THE PARTIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                ---------------
                                                                | SEE REVERSE |
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE    |     SIDE    |
                                                                ---------------

                              [RUBBERMAID LOGO]

                              A SOUND REPUTATION


With a third-place ranking in Fortune magazine's Corporate Reputations survey, Rubbermaid marked it 11th consecutive year as one of the 10 most admired corporations. It is the longest consecutively-running company in the top 10, and the only company to have been ranked at number five or better since 1986. The company credits its sound reputation to SEVEN FUNDAMENTAL STRENGTHS:

   1. LEADING BRANDS                   4. TALENTED ASSOCIATES
   2. SUPERIOR QUALITY AND             5. MARKET-FOCUSED BUSINESS TEAMS
      BREADTH OF PRODCUT SOLUTIONS     6. CULTURE OF GROWTH
   3. PRODUCT INNOVATION               7. SUPERIOR FINANCIAL STRENGTH




                                 DETACH HERE                           RUB F
-------
|     |  Please mark
|  X  |  votes as in
|     |  this example.
-------
--------------------------------------------------
|    THE BOARD OF DIRECTORS RECOMMENDS A VOTE    |
| FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR. |
--------------------------------------------------

1. Election of Directors

NOMINEES: Robert M. Gerrity, Paul E. Schloemer,
Gordon R. Sullivan.

        FOR        WITHHELD
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      |     |      |     |
      |     |      |     |
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For, except vote withheld from the above nominee(s).




                           MARK HERE      -------        MARK HERE     -------
                          FOR ADDRESS     |     |        FOR TICKET    |     |
                           CHANGE AND     |     |        TO ATTEND     |     |
                          NOTE AT LEFT    -------         MEETING      -------

                          NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:______________Date:__________ Signature:______________Date:__________